Exhibit 99.1

Tetraphase Pharmaceuticals Reports Second-Quarter 2015 Financial Results

Company to Host Conference Call at 4:30 p.m. ET Today

WATERTOWN, Mass., August 5, 2015 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the quarter ended June 30, 2015.

“We made significant progress against our 2015 objectives in the second quarter,” said Guy Macdonald, Tetraphase’s President and Chief Executive Officer. “We reported detailed positive results from IGNITE1, the Company’s pivotal phase 3 clinical trial evaluating the safety and efficacy of eravacycline for the treatment of complicated intra-abdominal infections (cIAI) at ECCMID 2015, and completed enrollment in the pivotal portion of IGNITE2, our second phase 3 clinical trial of eravacycline for the treatment of complicated urinary tract infections (cUTI). We look forward to receiving the results from the pivotal portion of IGNITE2 and remain on track to report the top-line data this quarter.”

Macdonald continued, “We are also pleased to report that we have filed an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for TP-271, a novel broad spectrum antibiotic which is being developed with funding from the National Institute of Allergy and Infectious Diseases (NIAID) for the treatment of respiratory infections caused by bacterial biothreats. We look forward to evaluating TP-271 in our phase 1 clinical trial program.”

Second-Quarter 2015 Financial Results

For the second quarter of 2015, Tetraphase reported a net loss of $26.0 million, or $0.72 per share, compared to a net loss of $18.5 million, or $0.71 per share, for the same period in 2014.

Revenues during the second quarter of 2015 were $3.3 million compared to $1.3 million for the same period in 2014. Revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. This increase was primarily due to the scope and timing of activities related to our BARDA Contract conducted during the quarter ended June 30, 2015.

Research and development (R&D) expenses for the second quarter of 2015 were $22.9 million compared to $16.5 million for the same period in 2014. The increase in R&D expenses was primarily due to drug manufacturing and nonclinical activities in support of New Drug Application (NDA)-related and pre-commercialization activities for eravacycline, as well as an increase in stock-based compensation.

General and administrative (G&A) expenses for the second quarter of 2015 were $6.5 million compared to $2.9 million for the same period in 2014. The increase in G&A expenses was primarily due to additional headcount and personnel-related costs to support pre-commercialization activities for eravacycline, as well as an increase in stock-based compensation.

As of June 30, 2015, Tetraphase had cash and cash equivalents of $242.1 million and 36.4 million shares outstanding. The company expects that its cash and cash equivalents, as well as expected revenue from its U.S. government awards, will be sufficient to fund operations into the first quarter of 2017.

Second-Quarter and Recent Corporate Highlights

•	Completed patient enrollment in the pivotal portion of IGNITE2. The Company anticipates announcing top-line data from the pivotal portion of IGNITE2 in the third quarter of 2015.

•	Presented data at the 25th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID), including detailed results from IGNITE1 and the lead-in portion of IGNITE2, as well as promising preclinical data from early-stage antibiotic programs, TP-271 and TP-6076.

•	Filed an IND for TP-271, an antibiotic candidate for the treatment of respiratory infections caused by bacterial biothreats, which is being developed under a NIAID contract through phase 1 clinical trials.

•	Strengthened the Tetraphase leadership team with the appointment of Jacques Dumas as Chief Scientific Officer and the addition of Gerri Henwood to the Board of Directors.

•	Continued building commercial infrastructure with addition of key management positions in marketing, medical affairs and finance.

Conference Call Information

Tetraphase will host a conference call today at 4:30 pm Eastern Time to discuss the second quarter 2015 financial results. The call can be accessed by dialing (844) 831-4023 (U.S. and Canada) or (731) 256-5215 (international) and entering passcode 91026694. To access the live audio webcast, or the subsequent archived recording, visit the “Investors Relations — Events & Presentations” section of the Tetraphase website at www.tphase.com. The webcast will be recorded and available for replay on the Tetraphase website for 30 days following the call.

About Eravacycline

Tetraphase’s lead product candidate, eravacycline, is being developed as a broad-spectrum intravenous and oral antibiotic in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). This program includes two phase 3 clinical trials: IGNITE1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE2 for complicated urinary tract infections (cUTI). Eravacycline has been designated by the FDA as a Qualified Infectious Disease Product (QIDP) for both cIAI and cUTI indications. This designation, which is assigned to qualifying new antibiotic product candidates, makes eravacycline eligible to benefit from certain development and commercialization incentives, including priority review and eligibility for both fast-track status and an additional five years of U.S. market exclusivity.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. Tetraphase’s pipeline includes eravacycline, a broad-spectrum intravenous and oral antibiotic that is being evaluated in phase 3 clinical trials, and two preclinical antibiotic candidates, TP-271 and TP-6076. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis; whether the results of the Company’s development efforts will warrant regulatory submission and whether any such submissions will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; and other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2015. In addition, the forward-looking statements included in this press release represent our views as of August 5, 2015. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$3,343	$1,275	$6,359	$3,732

Operating expenses
Research and development	22,907	16,513	41,780	29,017
General and administrative	6,489	2,947	11,393	6,118

Total operating expenses	29,396	19,460	53,173	35,135

Loss from operations	(26,053)	(18,185)	(46,814)	(31,403)

Other income (expense)
Other income (expense), net	10	(278)	(216)	(583)

Net loss	$(26,043)	$(18,463)	$(47,030)	$(31,986)

Net loss per share-basic and diluted	$(0.72)	$(0.71)	$(1.38)	$(1.24)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	36,207	25,845	33,991	25,790

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	December 31,
	2015	2014

Assets
Cash and cash equivalents	$242,079	$121,042
Accounts receivable	3,423	3,458
Prepaid expenses and other current assets	2,911	2,097
Property and equipment, net	946	300
Other assets, noncurrent	251	307

Total assets	$249,610	$127,204

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$15,158	$13,598
Total term loan	—	4,782
Total deferred revenue	524	258
Stockholders’ equity	233,928	108,566

Total liabilities and stockholders’ equity	$249,610	$127,204

Investor Contacts:

Tetraphase Pharmaceuticals

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

312-961-2502

Mikebeyer@sambrown.com